EXHIBIT 21.1

SUBSIDIARIES OF INVESTOOLS INC. AS OF DECEMBER 31, 2006

Direct subsidiaries of Investools Inc.:

Telescan, Inc., a Delaware corporation (100 percent owned)

ZiaSun Technologies, Inc., a Nevada corporation (100 percent owned)

SES Acquisition Corp., dba 360 Group, a California corporation (100 percent owned)

Prophet Financial Systems, Inc., a California corporation (100 percent owned)

Direct subsidiaries of Telescan, Inc.:

Entrepreneurs Online, a Texas corporation (100 percent owned)

Direct subsidiaries of ZiaSun Technologies, Inc.:

Online Investors Advantage, Inc., a Utah corporation (100 percent owned)

Direct subsidiaries of Online Investors Advantage, Inc.:

Investools Asia Pacific Pte., Limited, a Singapore company (100 percent owned)

Investools Hong Kong Ltd., a Hong Kong company (100 percent owned)